Exhibit 5.1

1095 Avenue of the Americas New York, NY 10036-6797 +1 212 698 3500 Main +1 212 698 3599 Fax www.dechert.com

July 17, 2013

Onconova Therapeutics, Inc.

375 Pheasant Run

Newtown, PA 18940

Re:          REGISTRATION STATEMENT ON FORM S-1,
                REGISTRATION NO. 333-189358

Ladies and Gentlemen:

We have acted as counsel to Onconova Therapeutics, Inc. a Delaware corporation (the “Company”), in connection with the filing with the Securities and Exchange Commission (the “Commission”) of a Registration Statement on Form S-1 (the “Registration Statement”) for the purpose of registering under the Securities Act of 1933, as amended (the “Securities Act”), 5,307,692 shares of its common stock, par value $0.01 per share (the “Common Stock”), all of which will be sold by the Company (the “Securities”), and which includes 692,307 shares subject to an over-allotment option granted by the Company to the underwriters.  The term “Securities” shall include any additional Securities registered by the Company pursuant to Rule 462(b) under the Securities Act in connection with the offering contemplated by the Registration Statement.

This opinion is being furnished to the Company in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or the prospectus that is a part of the Registration Statement, other than as expressly stated herein with respect to the Securities.

As your counsel, we have examined such documents and such matters of fact and law that we have deemed necessary for the purpose of rendering the opinion expressed herein. In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as original documents, and the conformity to original documents of all documents submitted to us as copies, the legal capacity of natural persons who are signatories to the documents examined by us, and the legal power and authority of all persons signing on behalf of parties to all documents.

Based on the foregoing, we advise you that, in our opinion, when the Company duly files its Tenth Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware, a form of which has been filed as an exhibit to the Registration Statement, when the price at which the Securities are to be sold has been approved by or on behalf of the Board of Directors of the Company, when the Registration Statement has been declared effective by the Commission and when the Securities have been duly issued and delivered against payment therefor in accordance with the terms of the Underwriting Agreement referred to in the prospectus that is a part of the Registration Statement, the Securities will be validly issued, fully paid and non-assessable.

We are members of the Bar of the State of New York and the foregoing opinion is limited to the General Corporation Law of the State of Delaware.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and further consent to the reference to our name under the caption “Legal Matters” in the prospectus that is a part of the Registration Statement. We further consent to the incorporation by reference of this letter and consent into any registration statement filed pursuant to Rule 462(b) with respect to the Securities. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Dechert LLP